Exhibit (d)(12)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 8th day of March, 2013, by and between TD Asset Management USA Funds Inc., a Maryland corporation, whose address is 31 West 52nd Street, New York, New York 10019 (the “Company”) and TDAM USA Inc., a Delaware corporation, whose address is 31 West 52nd Street, New York, New York 10019 (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Company is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with distinct series of shares each having its own investment objectives, policies and restrictions, including the series listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company and the Investment Manager desire to enter into an agreement to provide for comprehensive management and investment advisory services to each Fund upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the parties hereto as follows:

1.           Duties of Investment Manager.

(a)          The Company hereby employs the Investment Manager to act as the investment adviser for each of the Funds and to manage the investment and reinvestment of the assets of each Fund in accordance with the investment objectives, policies and restrictions of each such Fund as the same are set forth in the Company’s Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission (the “Commission”) and all amendments and supplements thereto (the “Registration Statement”), and in accordance with the requirements of the 1940 Act and all other applicable state and federal laws, rules and regulations, subject to the supervision of the Board of Directors of the Company (the “Board”) for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and By-Laws of the Company as may from time to time be in force. Without limiting the generality of the foregoing, the Investment Manager shall:

(i)          obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or a Fund specifically, and whether concerning the individual issuers whose securities are included in a Fund or the activities in which such issuers engage, or with respect to securities which the Investment Manager considers desirable for inclusion in a Fund;

(ii)         determine which issuers and securities shall be represented in a Fund and regularly report thereon to the Board;

(iii)        supervise each Fund’s investments and formulate and implement continuing programs for the purchases and sales of securities of such issuers and lists of approved investments for each Fund and regularly report thereon to the Board;

(iv)        make decisions with respect to and take, on behalf of each Fund, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions aforesaid, including the placing of orders for the purchase and sale of securities for such Fund;

(v)         vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time;

(vi)        make, or cause to be made, any securities class action filings on behalf of the Company or the Funds;

(vii)       conduct and/or oversee the process by which assets of each Fund are valued, as contemplated by the valuation procedures of that Fund;

(viii)      oversee compliance or regulatory matters affecting each Fund; and

(ix)         monitor and evaluate the services provided by each Fund’s investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In furtherance of its oversight and supervision responsibilities, the Investment Manager agrees to undertake the actions set forth on Schedule B to this Agreement, as may be amended from time to time by the Board, without shareholder vote for approval.

(b)          The Investment Manager accepts such employment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall give each Fund the benefit of its best judgment, efforts and facilities in rendering its services as an investment manager. The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. It is understood and agreed that the Investment Manager, by separate agreements with the Company, may also serve the Company and the Funds in other capacities. It is further agreed that the Investment Manager and its officers and directors are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies, so long as its or their services hereunder are not impaired thereby. It is further agreed that personnel of the Investment Manager may invest in securities for their own account pursuant to a code of ethics that sets forth all employees’ fiduciary responsibilities regarding the Company, establishes procedures for personal investing and restricts certain transactions.

(c)          The Investment Manager shall keep any books and records relevant to the provision of its investment advisory services to each Fund and shall specifically maintain all books and records with respect to each Fund’s securities and portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Investment Manager agrees that all records which it maintains for the Company are the property of the Company and it will surrender promptly to the Company any such records upon the Company’s request, provided however that the Investment Manager may retain a copy of such records. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records kept by the Investment Manager in connection with investment advisory services provided pursuant hereto.

(d)          The Company has delivered to the Investment Manager copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

(i)          The Articles of Incorporation of the Company, as amended from time to time, as filed with the Department of Assessments and Taxation of the State of Maryland, as in effect on the date hereof and as amended from time to time;

(ii)         The By-Laws of the Company, as in effect on the date hereof and as amended from time to time;

(iii)        Certified Resolutions of the Board authorizing the appointment of the Investment Manager and approving this Agreement;

(iv)        The Registration Statement; and

(v)         The Prospectus and Statement of Additional Information for each Fund (as currently in effect and as amended or supplemented from time to time, being herein collectively referred to as the “Prospectus”).

(e)          The Company shall at all times keep the Investment Manager fully informed with regard to the securities owned by each Fund, its funds available or to become available for investment, and generally as to the condition of its affairs. The Company shall furnish the Investment Manager with a copy of all financial statements and each report prepared by certified public accountants with respect to it, and with such other information with regard to its affairs as the Investment Manager may from time to time reasonably request.

(f)          Any investment program undertaken by the Investment Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of any Fund pursuant thereto, shall at all times be subject to any directives of the Board.

(g)          Subject to the prior approval of a majority of the members of the Board, including a majority of the members of the Board who are not “interested persons” of the Company, as defined in the 1940 Act, and, to the extent required by applicable law, by the shareholders of a Fund, the Investment Manager may engage one or more investment sub-advisers, including, without limitation, affiliates of the Investment Manager, to provide investment advisory services with respect to a Fund and may delegate to such investment sub-adviser(s) any or all of the responsibilities described in clauses (i) – (v) of paragraph (a) of this Section 1; provided that the compensation of such investment sub-adviser(s) shall be paid solely by the Investment Manager, the Investment Manager shall continue to oversee the services provided by such investment sub-adviser(s), as provided in clause (ix) of paragraph (a) of this Section 1, and any such delegation shall not relieve the Investment Manager of any of its obligations under this Agreement. In the event that an investment sub-adviser’s engagement with respect to a Fund is terminated, the Investment Manager shall be responsible for either furnishing the Fund with the services required to be performed by such investment sub-adviser under the applicable investment sub-advisory agreement or recommending a successor investment sub-adviser to provide such services to such Fund on terms and conditions acceptable to the Fund and the Board and subject to the requirements of the 1940 Act.

2.           Expenses. The Investment Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of Company directors or officers who are employees, officers or directors of the Investment Manager.

The Investment Manager shall not be required to pay any other expenses of the Company or the Funds, including (a) the fees and expenses of directors who are not “interested person” of the Company, as defined by the 1940 Act, and travel and related expenses of the directors for attendance at meetings; (b) the fees and expenses of the custodian and transfer agent of the Company or any pricing service, including but not limited to fees and expenses relating to Company accounting, pricing of portfolio shares, and computation of net asset value; (c) the fees and expenses of calculating yield and/or performance of the Funds; (d) the charges and expenses of legal counsel and independent accountants; (e) taxes and corporate fees payable to governmental agencies; (f) the costs of share certificates and of membership dues of any trade association of which the Company is a member; (g) reimbursement of each Fund’s share of the organization expenses of the Company; (h) the fees and expenses involved in registering and maintaining registration of the Company and the Funds’ shares with the Commission, blue sky service providers, registering the Company as a broker or dealer and qualifying the shares of the Funds (or applying for applicable exemptions, as the case may be) under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes; (i) allocable communications expenses with respect to investor services, expenses of shareholders’ and Board meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) costs of acquiring and disposing of portfolio securities, including but not limited to brokers’ commissions, dealers’ mark-ups and any issue or transfer taxes chargeable in connection with the Funds’ transactions; (k) the cost of stock certificates representing shares of the Funds, if any; (1) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Funds’ business.

3.           Compensation.

(a)          For the services described in Section 1 hereof, the Company, on behalf of each Fund, will pay to the Investment Manager promptly after the end of each calendar month, an investment management fee computed at the annual rate applicable to such Fund set forth on Schedule A hereto. The fee as computed in accordance with Schedule A shall be based upon the net assets of each Fund as to which this Agreement is then effective. The value of the net assets for each Fund shall be calculated in accordance with the provisions of the Fund’s Prospectus. For purposes of this Agreement, on each day when net asset value is not calculated, the net assets of any Fund shall be deemed to be the net assets of such Fund as of the close of business on the last day on which net asset value was determined. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears (i.e., the applicable annual fee rate divided by 365 as applied to each prior day’s net assets in order to calculate the daily accrual). If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

(b)          In the event the operating expenses of a Fund including all management fees, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitation, if any, applicable to such Fund imposed by the securities laws or regulations thereunder of any state or jurisdiction in which the Fund’s shares are qualified for sale, as such limitations may be raised or lowered from time to time, the Investment Manager shall reduce its management fee to the extent of such excess and, if required, pursuant to any such laws or regulations, will reimburse the Fund for any annual operating expenses (after reductions of all management fees) in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commission and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Company and attributable to the Fund. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Fund as at the end of the last business day of the month. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Manager’s fee shall be applicable.

4.          Brokerage. In managing the assets of each Fund, the Investment Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Investment Manager shall deem appropriate in conformity with applicable law and with the terms of the Registration Statement, and as the Board may direct from time to time. Without limiting the generality of the foregoing, the Investment Manager will implement the Company’s policy of seeking the best execution of orders, which includes best net prices, in effecting purchases and sales of portfolio securities for the account of each Fund.

On occasions when the Investment Manager deems the purchase or sale of securities to be in the best interest of one or more Funds as well as other clients of the Investment Manager, the Investment Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in accordance with its policy for aggregation of orders, as in effect from time to time, which has been approved by the Board.

5.           Interested Persons. No director, officer or employee of the Company shall receive from the Company any salary or other compensation as such director, officer or employee while he or she is at the same time a director, officer or employee of the Investment Manager or any affiliated person (as defined in the 1940 Act) thereof. The Investment Manager shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Company to serve in the capacities in which they are elected, subject to their individual consent and to any limitations imposed by law. All services to be furnished by the Investment Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Investment Manager.

6.           Limitation of Liability. Subject to Section 36 of the 1940 Act, the Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7.           Term of Agreement. This Agreement shall become effective upon its execution by an authorized officer of the respective parties hereto. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date, and thereafter from year to year so long as such continuation is specifically approved at least annually in conformity with the requirements of the 1940 Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Funds, by the Company, by the Board or, with respect to any Fund, by “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Fund, or by the Investment Manager on not less than 60 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

Termination of this Agreement shall not affect the right of the Investment Manager to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

8.           Amendments; Partial Invalidity. This Agreement may be amended by mutual consent but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act. If any provision of this Agreement shall he held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

9.           Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after postmark if such notice is mailed by first class, registered or certified mail, postage prepaid. Notice shall be addressed: (a) if to the Company, to: Kevin LeBlanc, President, 31 West 52nd Street, New York, NY 10019, fax: 416-308-9916, e-mail: kevin.leblanc@tdam.com; or (b) if to the Investment Manager, to: Kevin LeBlanc, Chief Operating Officer, 31 West 52nd Street, New York, NY 10019, fax: 416-308-9916, e-mail: kevin.leblanc@tdam.com, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by facsimile transmission, electronic mail or other electronic means of same day delivery, with a confirming copy by first class, registered or certified mail, postage prepaid, posted on the same day as such electronic transmission.

10.          Separate Funds. This Agreement shall be construed to be made by the Company as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

11.          Entire Agreement; Governing Law. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Funds.

IN WITNESS WHEREOF, the Company and the Investment Manager have caused this Agreement to the executed as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ Michele Teichner
Name: Michele Teichner
Title: Vice President and Assistant Secretary

TDAM USA INC.

By:	/s/ Kevin LeBlanc
Name: Kevin LeBlanc
Title: Chief Operating Officer

SCHEDULE A

The Company shall pay the Investment Manager, as full compensation for all services provided by the Investment Manager with respect to each of the following Funds, and the Investment Manager agrees to accept as full compensation for services rendered hereunder, a monthly fee computed separately for each Fund at an annual rate based on the average daily net assets of the Fund, as follows:

FUND	ANNUAL FEE RATE (as a percentage of average daily net assets)
TDAM Core Bond Fund	0.40%
TDAM High Yield Bond Fund	0.55%
TDAM U.S. Equity Income Fund	0.65%
TDAM U.S. Large Cap Core Equity Fund	0.65%
TDAM Global Equity Income Fund	0.80%
TDAM Global Low Volatility Equity Fund	0.70%
TDAM Global All Cap Fund	0.80%
TDAM Target Return Fund	0.55%
TDAM U.S. Small-Mid Cap Equity Fund	0.80%

SCHEDULE B

Investment Manager Oversight and Supervision of Subadviser

In furtherance of the Investment Manager’s undertaking set forth in Section 1(a)(ix) of this Agreement, to monitor and evaluate the services provided by the investment sub-adviser (“Subadviser”) for any sub-advised Fund under the terms of the applicable investment sub-advisory agreement, the Investment Manager shall perform certain actions including, but not limited to, those set forth below. Capitalized terms used in this Schedule but not defined shall have the meaning set forth in the Agreement.

The Investment Manager shall:

a)	assist the Board in developing and reviewing information with respect to the initial approval of the investment sub-advisory agreement (the “Subadvisory Agreement”) with the Subadviser and annual consideration of the Subadvisory Agreement following initial approval thereof;

b)	prepare recommendations as to the continued retention, or replacement, of the Subadviser;

c)	prepare and present periodic reports to the Board regarding the Subadviser’s investment performance;

d)	review and consider any changes in the senior management or personnel of the Subadviser responsible for performing the obligations of the Subadviser with respect to the Fund in accordance with the terms of the Subadvisory Agreement, and make appropriate reports to the Board;

e)	perform periodic due diligence meetings with representatives of the Subadviser to review and discuss, without limitation, investment matters, risk controls, compliance and other such matters as the Investment Manager may deem appropriate;

f)	designate and compensate from its own resources such personnel as the Investment Manager may consider necessary or appropriate to the performance of its duties under this Schedule B and pursuant to Section 1(a)(ix) of this Agreement; and

g)	perform such other review and reporting functions as the Board shall reasonably request consistent with this Agreement and applicable law.

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